Exhibit 99.1

The Empire District Electric Company Reports Third Quarter 2013 Earnings; Announces Quarterly Dividend Increase; Sees Earnings Per Share at Mid to Upper End of Range

JOPLIN, Mo.--(BUSINESS WIRE)--October 31, 2013--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.255 per share, reflecting a 2.0% increase over the previous quarter’s dividend. The dividend is payable December 16, 2013, to holders of record as of December 2, 2013. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended September 30, 2013.

Highlights

  The Company reported consolidated earnings for the third quarter of 2013 of $24.0 million, or $0.56 per share, compared to same quarter 2012 earnings of $25.5 million, or $0.60 per share. Earnings for the twelve months ended September 30, 2013 were $57.9 million, or $1.36 per share, compared to earnings of $54.7 million, or $1.30 per share, for the 2012 twelve month period.
  Cooler weather compared to the 2012 quarter offset the impact of increased Missouri electric rates, which became effective April 1, 2013. In addition, higher electric operating, depreciation and amortization expenses decreased earnings compared to last year.
  The Company expects full-year 2013 earnings results to be in the mid to upper end of its guidance range of $1.26 to $1.43 per share which was communicated in February 2013.
  According to Brad Beecher, president and CEO, “We are pleased to announce the dividend increase approved today by our Board of Directors. The increase comes as a result of improved financial metrics on both our income statement and balance sheet over the last two years. It also reflects the future earnings growth we expect to see as we continue to execute our business strategy and complete our investment in our Asbury environmental upgrade and Riverton combined cycle projects.”

Third Quarter 2013 Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) increased approximately $0.8 million during the third quarter 2013 compared to the 2012 quarter on decreased revenue of approximately $2.3 million. Increased electric rates for Missouri customers added an estimated $9.9 million to revenue during the quarter. An increase in average customer counts added about $1.1 million to revenue. Both of these items had a positive impact on gross margin. These revenue increases were offset by weather impacts which reduced revenue an estimated $10.3 million, negatively impacting margin. Although weather during the quarter was slightly cooler than normal, the July and August cooling season months were much cooler than normal and significantly cooler than the 2012 quarter. As a result, on-system kWh sales decreased 8.4% compared to the 2012 quarter. Quarter over quarter results were also negatively impacted by a change in the Company’s estimate for unbilled revenue of approximately $3.4 million that was made during the 2012 quarter. A $1.1 million increase in fuel recovery revenues increased total revenue during the 2013 quarter; however, the increased fuel recovery revenue is offset by a corresponding increase in fuel expense, resulting in no net impact on gross margin. Off-system revenues decreased $1.6 million during the quarter, but have little impact on margin. Miscellaneous and other revenues increased $0.7 million.

Electric segment operating expenses increased approximately $2.3 million quarter over quarter, primarily reflecting increases in transmission and production operations and labor expenses. Electric segment depreciation expense increased approximately $2.6 million during the quarter due to increased levels of plant in service and higher depreciation rates resulting from the April 2013 Missouri rate case settlement. Electric segment maintenance expenses were lower by approximately $0.3 million compared to the 2012 quarter. AFUDC and interest expense changes combined to increase earnings approximately $0.9 million during the 2013 quarter compared to the 2012 quarter.

Gas segment retail sales decreased 5.8% during the third quarter 2013 compared to the previous year’s quarter, however quarter over quarter gas segment gross margin (gas revenues less cost of gas sold and transported) was relatively unchanged.

Consolidated net income declined approximately $1.5 million during the 2013 quarter as compared to the 2012 quarter.

Twelve Month Ended September 2013 Results

Electric segment gross margin increased approximately $16.8 million during the twelve month period on increased revenue of $5.8 million. Increased Missouri customer electric rates added an estimated $18.4 million to revenue. Increased customer counts, reflecting recovery from the May 2011 tornado, added an estimated $5.4 million to revenues. Both of these revenue items had a positive impact on gross margin. Weather impacts reduced revenue during the 2013 twelve month period by an estimated $7.5 million, negatively impacting gross margin. As mentioned above, third quarter 2013 weather was significantly cooler than the comparable 2012 quarter, offsetting the very favorable weather experienced during the 2012-2013 winter heating season. The change in the Company’s estimate for unbilled revenue mentioned above also negatively impacted twelve month period over period results. A decrease in fuel recovery revenue of approximately $9.4 million reduced total revenue during the 2013 period. As discussed above, the reduced fuel recovery revenue has no net impact on gross margin due to the offsetting reduction in fuel expense. Off-system revenues decreased during the twelve month 2013 period, but as noted previously, have little impact on gross margin. Miscellaneous and other revenue increased $2.9 million.

Electric segment operating expenses increased $11.0 million period over period. Increases in transmission, labor, employee health care, plant operating expenses, uncollectable customer accounts expenses, property insurance expense, and a one-time regulatory reversal of a gain on sale of assets negatively impacted earnings during the period. Depreciation expense increased approximately $7.1 million during the 2013 twelve month period due to increased plant in service and higher depreciation rates. Other taxes were $2.2 million higher. The impact of a pre-tax write off of $2.4 million resulting from the April 2013 Missouri rate case settlement also negatively impacted period over period earnings. Electric segment maintenance expenses decreased approximately $3.0 million. AFUDC and interest expense changes combined to increase earnings around $4.4 million in the 2013 twelve month period compared to the 2012 period.

Favorable weather during the 2012-2013 winter heating season positively impacted gas segment results. Gas segment gross margin increased $2.1 million during the 2013 period on increased gas segment revenues of approximately $7.0 million.

Consolidated net income increased approximately $3.2 million in the 2013 twelve month period compared to the 2012 period.

Selected unaudited consolidated financial data for the quarters and twelve months ended September 30, 2013 and 2012 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2013	2012	Change*	2013	2012	Change*
Electric Segment Revenues	$150.4	$152.7	$(2.3)	$520.3	$514.5	$5.8
Electric Fuel and Purchased Power	44.9	48.0	(3.1)	172.3	183.3	(11.0)
Electric Margin	105.5	104.7	0.8	348.0	331.2	16.8

Gas Segment Revenues	5.0	5.0	0.0	46.6	39.6	7.0
Cost of Gas Sold and Transported	1.2	1.2	0.0	23.3	18.4	4.9
Gas Margin	3.8	3.8	0.0	23.3	21.2	2.1

Other Revenues	2.1	1.4	0.7	7.5	6.6	0.9
Gross Margin	111.4	109.9	1.5	378.8	359.0	19.8

Operating and Maintenance Expenses	37.6	35.8	1.8	145.2	138.6	6.6
Loss on Plant Disallowance	0.0	0.0	0.0	2.4	0.0	2.4
Reversal of Gain on Sale of Asset	0.0	0.0	0.0	1.2	0.0	1.2
Depreciation and Amortization	17.7	15.1	2.6	66.8	59.7	7.1
Taxes	23.2	23.7	(0.5)	68.0	64.4	3.6
Interest Expense and Other, net	8.9	9.8	(0.9)	37.3	41.6	(4.3)
Net Income	$24.0	$25.5	$(1.5)	$57.9	$54.7	$3.2

Earnings Per Share	$0.56	$0.60	$(0.04)	$1.36	$1.30	$0.06

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2013	2012	Change*	2013	2012	Change*
Electric On-System kWh Sales (in millions):
Residential	495	573	(13.6%)	1,865	1,852	0.7%
Commercial/Industrial	684	721	(5.1%)	2,543	2,589	(1.8%)
Other	128	133	(3.8%)	472	479	(1.6%)
Total On-System Electric Sales	1,307	1,427	(8.4%)	4,880	4,920	(0.8)%

Retail Gas Sales (billion cubic feet):
Residential	0.10	0.10	(6.7)%	2.56	1.99	28.3%
Commercial/Industrial	0.10	0.11	(5.0)%	1.32	1.11	18.9%
Other	.0.00	0.00	1.5%	0.03	0.03	32.6%
Total Retail Gas Sales	0.20	0.21	(5.8)%	3.91	3.13	24.9%

* Slight differences from actual results may occur due to rounding.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended

Basic Earnings Per Share – September 30, 2012	$0.60	$1.30
Revenues
Electric segment	(0.04)	0.09
Gas segment	0.00	0.10
Other segment	0.01	0.01
Total Revenue	(0.03)	0.20

Electric fuel and purchased power	0.05	0.16
Cost of natural gas sold and transported	0.00	(0.07)
Gross Margin	0.02	0.29

Expenses
Operating	(0.03)	(0.15)
Maintenance and repairs	0.00	0.04
Loss on plant disallowance	0.00	(0.04)
Depreciation and amortization	(0.04)	(0.10)
Change in effective income tax rates	0.01	0.03
Other taxes	(0.01)	(0.04)
Other income and deductions	0.00	(0.02)
Interest charges	0.00	0.01
AFUDC	0.02	0.06
Dilutive effect of additional shares	(0.01)	(0.02)

Basic Earnings Per Share – September 30, 2013	$0.56	$1.36

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended September 30, 2013 versus September 30, 2012 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believe useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

The Company expects full-year 2013 earnings results to be in the mid to upper end of its guidance range of $1.26 to $1.43 per share which was communicated in February 2013. Factors that could impact earnings through the remainder of the current year include variations in weather from normal, the ongoing recovery and redevelopment in the tornado-impacted area of Joplin, Missouri, variations in customer usage projections and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, November 1, 2013, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended September 30, 2013. To phone in to the conference call, parties in the United States should dial 1-800-762-8779, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 216,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Forms 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com